Exhibit 99.4

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Senior Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

Tower Financial Corporation names Cahill President and CEO;
Schenkel to remain as Chairman

FORT WAYNE, INDIANA – JULY 24, 2008 – Donald F. Schenkel, Chairman of Tower Financial Corporation (NASDAQ: TOFC) today announced that Tower’s Board of Directors has appointed Michael D. Cahill as the corporation’s President and  Chief Executive Officer, effective August 1, 2008. As part of this planned succession, Donald F. Schenkel will remain as Chair of Tower Financial Corporation’s Board, as well as Chair of Tower’s two subsidiaries.

Mr. Cahill, who has been the President and CEO of Tower Bank and Trust Company since November 2006, has been with the organization since 2004 and is a member of Tower Financial Corporation’s Board.  Mr. Cahill also previously served as Tower’s Chief Financial Officer and, immediately prior to his appointment and President and CEO, was serving as Tower’s Chief Operating Officer.

“The entire team at Tower is extremely grateful for Don’s vision and his ability to create and grow the bank and trust companies into the fine community-based organizations they are today. We are humbled by his confidence in us to keep that vision growing through the next generation of leadership. We look forward to Don’s continued presence in the community and his stewardship as Board Chair,” said Mr. Cahill.

Mr. Schenkel was a founding member of Tower and has been with the company since its inception in the summer of 1998. He was elected Tower’s Board Chair, as well as Chair of Tower Bank and Trust Company in October 1998. He has served as Tower’s President and CEO since October 1998 and was President and CEO of Tower Bank and Trust until October 2002. Mr. Schenkel remained CEO of Tower Bank and Trust until Mr. Cahill was appointed to this position in November 2006.

ABOUT THE COMPANY

Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a community bank headquartered in Fort Wayne; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net.

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